                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12


                       RIGHT MANAGEMENT CONSULTANTS, INC.
-----------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


 -----------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1) Title of each class of securities to which transaction applies:


       ----------------------------------------------------------------------
    2) Aggregate number of securities to which transaction applies:


       ----------------------------------------------------------------------
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


       ----------------------------------------------------------------------
    4) Proposed maximum aggregate value of transaction:


       ----------------------------------------------------------------------

    5) Total fee paid:


       ----------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    ___________________________________________________________________________
    2) Form, Schedule or Registration Statement No.:

    ___________________________________________________________________________
    3) Filing Party:

    ___________________________________________________________________________
    4) Date Filed:

    ___________________________________________________________________________

                               [GRAPHIC OMITTED]

                                     RIGHT
                           --------------------------
                           MANAGEMENT CONSULTANTS(SM)

                               1818 Market Street
                                   33rd Floor
                        Philadelphia, Pennsylvania 19103

                              ---------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                       TO BE HELD ON THURSDAY, MAY 6, 1999

                              ---------------------

     The annual meeting of shareholders (together with any and all adjournments and postponements, the "Meeting") of Right Management Consultants, Inc., a Pennsylvania corporation (the "Company"), will be held on Thursday, May 6, 1999, at 10:00 a.m., at the Company's headquarters, 1818 Market Street, 33rd Floor, Philadelphia, Pennsylvania, for the following purposes:

      1. To elect eleven directors to hold office until the annual meeting of shareholders in 2000 and until their respective successors are duly elected and qualified.

      2. To amend the Right Management Consultants, Inc. 1993 Stock Incentive Plan.

      3. To amend the Right Management Consultants, Inc. 1996 Employee Stock Purchase Plan.

      4. To ratify the selection by the Board of Directors of Arthur Andersen LLP as the Company's independent public accountants for the current fiscal year.

      5. Such other business as may properly come before the Meeting.

     The Board of Directors has fixed the close of business on March 18, 1999 as the record date for the Meeting. Only shareholders of record at that time are entitled to notice of and to vote at the Meeting and any adjournment or postponement thereof. A list of such holders will be open to the examination of any shareholder, for any purpose germane to the Meeting, at the Company's headquarters detailed above, for a period of ten days prior to the Meeting.

     The enclosed proxy is solicited by the Company. Reference is made to the accompanying proxy statement for further information with respect to the business to be transacted at the Meeting.

     The Board of Directors urges you to sign, date and return the enclosed proxy promptly. You are cordially invited to attend the Meeting in person. The return of the enclosed proxy will not affect your right to vote in person if you do attend the Meeting.



                                        By Order of the Board of Directors

                                        /s/ G. Lee Bohs
                                        ----------------------------------------
                                        G. Lee Bohs
                                        Secretary


Philadelphia, Pennsylvania
April 8, 1999

                      RIGHT MANAGEMENT CONSULTANTS, INC.
                              1818 Market Street
                                  33rd Floor
                            Philadelphia, PA 19103

                              PROXY STATEMENT FOR
                        ANNUAL MEETING OF SHAREHOLDERS
                                  May 6, 1999


                              GENERAL INFORMATION

     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Right Management Consultants, Inc., a Pennsylvania corporation (the "Company"), for use at the Company's annual meeting of shareholders (together with any and all adjournments and postponements, the "Meeting") which is scheduled to be held on Thursday, May 6, 1999, at 10:00 a.m., at the Company's headquarters, 1818 Market Street, 33rd Floor, Philadelphia, Pennsylvania. This proxy statement, the foregoing notice and the enclosed proxy are being sent to shareholders on or about April 8, 1999.

     The Board of Directors knows of no matters that are likely to be brought before the Meeting other than those specified in the notice thereof. If any other matters properly come before the Meeting, however, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the Meeting, will be authorized to vote or otherwise act in accordance with their judgment on such matters. If the enclosed proxy is properly executed and returned prior to voting at the Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. In the absence of instructions, executed proxies will be voted "FOR" all the nominees of the Board of Directors, "FOR" the amendment of the 1993 Stock Incentive Plan, "FOR" the amendment of the 1996 Employee Stock Purchase Plan and "FOR" the ratification of the selection by the Board of Directors of Arthur Andersen LLP as the Company's independent public accountants for the current fiscal year.

     Any proxy may be revoked at any time prior to its exercise by notifying the Secretary of the Company in writing, by delivering a duly executed proxy bearing a later date or by attending the Meeting and voting in person.

     All references in this proxy statement to amounts of shares or per share data reflect both of the Company's three-for-two stock splits, effective November 10, 1995 and July 26, 1996, respectively.


            VOTING SECURITIES, VOTING RIGHTS AND SECURITY OWNERSHIP

Voting Securities

     At the close of business on March 18, 1999, the record date fixed for the determination of shareholders entitled to notice of and to vote at the Meeting, there were outstanding 6,676,308 shares of the Company's common stock, par value $0.01 per share ("Common Stock"), each of which has one vote per share. The presence at the Meeting, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast shall constitute a quorum for the purpose of considering the matters expected to be voted on at the Meeting. Abstentions, and any shares as to which a broker or nominee indicates that it does not have discretionary authority to vote on a particular matter, will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining whether the approval of shareholders has been obtained with respect to any such matter and thus will have the effect of a vote to "Withhold Authority" in the election of directors or as a vote "Against" all other matters included in the proxy. Eleven directors will be elected at the Meeting by a plurality of all votes cast at the Meeting, which means that the eleven nominees who receive the most votes will be elected. The votes of a majority of the shares of shareholders who are either present in person or represented by proxy at the Meeting are required to approve the other proposals. Shareholders of the Company do not have the right to cumulate votes in the election of directors or otherwise.

Principal Shareholders and Management's Holdings

     The following table sets forth certain information as of March 18, 1999 with respect to the holdings of Common Stock of each nominee for director, all directors and officers as a group and each shareholder who was known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock. Except as otherwise specified, the named beneficial owner has sole voting and investment power. As used in this table, "beneficially owned" means the sole or shared power to vote or dispose of, or to direct the voting or disposition of, the shares, or the right to acquire such power within 60 days of March 18, 1999 with respect to any shares.

     All of the individuals listed below are directors of the Company, except for Mr. Erik A. Dithmer, who is a "named officer." Their address is the same as the Company's listed on the previous page.

                                                                       Number of            Percent
                                                                        Shares                of
Name of Shareholder                                               Beneficially Owned       Class (1)
------------------------------------------------------------   ------------------------   ----------
FMR Corporation ............................................          673,000 (2)         10.1%
Richard J. Pinola ..........................................          649,225 (3)          9.7%
T. Rowe Price Associates, Inc. .............................          587,000 (4)          8.8%
Investment Advisers, Inc. ..................................          426,200 (5)          6.4%
Dimensional Fund Advisors, Inc. ............................          415,150 (6)          6.2%
Joseph T. Smith ............................................          261,591 (7)          3.9%
Frank P. Louchheim .........................................          180,289 (8)          2.7%
Larry A. Evans .............................................          104,662 (9)          1.6%
Frederick R. Davidson ......................................           64,385              1.0%
John J. Gavin ..............................................           30,723 (10)           *
Erik A. Dithmer ............................................           26,326 (11)           *
John R. Bourbeau ...........................................           23,513 (12)           *
Dr. Marti D. Smye ..........................................           14,530 (13)           *
Catherine Y. Selleck .......................................           11,500 (14)           *
Raymond B. Langton .........................................           10,300 (15)           *
Rebecca J. Maddox ..........................................           10,173 (16)           *
All Directors and Officers as a Group (20 persons) .........        1,573,260 (17)        23.6%

------------
* Less than 1%.

 (1) Any securities not currently outstanding but subject to options exercisable by such shareholder within 60 days of March 18, 1999 are deemed to be outstanding for the purpose of computing the percentage of outstanding securities of the class owned by such person.

 (2) Based on Schedule 13G dated February 1, 1999 filed by FMR Corporation ("FMR") with the Securities and Exchange Commission ("SEC"). In such Schedule, FMR reported having sole dispositive power with respect to all 673,000 shares. FMR's address is 82 Devonshire Street, Boston, MA 02109.

 (3) The number of shares listed as held by Mr. Pinola includes (a) currently exercisable options to purchase an aggregate of 398,625 shares of the Company's Common Stock and (b) an award of 7,000 shares of the Company's Common Stock, issued effective January 1, 1999 for Mr. Pinola's performance during 1998.

 (4) Based on Schedule 13G dated February 12, 1999 filed by T. Rowe Price Associates, Inc. ("Price Associates") with the SEC. In such Schedule, Price Associates reported having sole voting power with respect to 57,000 shares and sole dispositive power with respect to all 587,000 shares and states the following: "These securities are owned by various individual and institutional investors including T. Rowe Price Small-Cap Value Fund, Inc. (which owns 500,000 shares, representing 7.5% of the shares outstanding), which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities." Price Associates' address is 100 E. Pratt Street, Baltimore, MD 21202.

 (5) Based on Schedule 13G dated January 29, 1999 filed by Investment Advisers, Inc. ("Investment Advisers") with the SEC. In such Schedule, Investment Advisers reported having sole voting power and sole dispositive power with respect to 357,200 shares and shared voting power and shared dispositive power with respect to 69,000 shares. Investment Adviser's address is 3700 First Bank Place, Box 357, Minneapolis, MN 55440.

 (6) Based on Schedule 13G dated February 11, 1999 filed by Dimensional Fund Advisors, Inc. ("Dimensional") with the SEC. In such Schedule, Dimensional reported having sole voting power and sole dispositive power with respect to all 415,150 shares and states the following: "Dimensional, an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other investment vehicles, including commingled group trusts. (These investment companies and investment vehicles are the "Portfolios"). In its role as investment advisor and investment manager, Dimensional possesses both voting and investment power over the securities of the Issuer described in this schedule that are owned by the Portfolios. All securities reported in this schedule are owned by the Portfolios, and Dimensional disclaims beneficial ownership of such securities." Dimensional's address is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401.

 (7) The number of shares listed as held by Mr. Smith includes currently exercisable options to purchase an aggregate of 170,400 shares of the Company's Common Stock.

 (8) The number of shares listed as held by Mr. Louchheim includes (a) an aggregate of 1,575 shares which are held by certain of his children as custodian for a total of seven minor grandchildren of Mr. Louchheim, as to which Mr. Louchheim disclaims beneficial ownership, and (b) currently exercisable options to purchase an aggregate of 4,875 shares of the Company's Common Stock.

 (9) The number of shares listed as held by Mr. Evans includes (a) an aggregate of 450 shares which are held by Mr. Evans as custodian for his two children and 11,700 shares held by his wife, as to which Mr. Evans disclaims beneficial ownership, and (b) currently exercisable options to purchase an aggregate of 13,125 shares of the Company's Common Stock.

(10) The number of shares listed as held by Mr. Gavin includes currently exercisable options to purchase an aggregate of 13,333 shares of the Company's Common Stock.

(11) The number of shares listed as held by Mr. Dithmer includes (a) an aggregate of 300 shares which are held by Mr. Dithmer as custodian for his six grandchildren and (b) currently exercisable options to purchase an aggregate of 6,000 shares of the Company's Common Stock

(12) The number of shares listed as held by Mr. Bourbeau includes currently exercisable options to purchase an aggregate of 9,000 shares of the Company's Common Stock.

(13) The number of shares listed as held by Dr. Smye includes currently exercisable options to purchase an aggregate of 9,000 shares of the Company's Common Stock.

(14) The number of shares listed as held by Ms. Selleck includes currently exercisable options to purchase an aggregate of 9,000 shares of the Company's Common Stock.

(15) The number of shares listed as held by Mr. Langton includes currently exercisable options to purchase an aggregate of 9,000 shares of the Company's Common Stock.

(16) The number of shares listed as held by Ms. Maddox includes currently exercisable options to purchase an aggregate of 9,000 shares of the Company's Common Stock.

(17) The number of shares in the aggregate listed as held by the directors and executive officers of the Company as a group includes (a) currently exercisable options to purchase an aggregate of 740,542 shares of the Company's Common Stock and (b) 4,861 shares held in the Company's 401(K) Plan.


Compliance with Section 16 (a) of Securities Exchange Act of 1934

     Section 16 (a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16 (a) forms they file.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required during the fiscal year ended December 31, 1998, all
Section 16 (a) reports by its officers, directors and greater than ten percent beneficial owners were timely filed except one report each, relating to a Common Stock purchase by Dr. Smye and by Mr. Dorman.

                             ELECTION OF DIRECTORS

Nominees for Election

     At the Meeting, the shareholders will elect eleven directors to hold office until the annual meeting of shareholders in 2000 and until their respective successors are duly elected and qualified. Unless contrary instructions are given, the shares represented by the enclosed proxy will be voted "FOR" the election of the nominees for director shown below.

     The Board of Directors believes that the nominees are willing to serve as directors. If any nominee at the time of his or her election is unable or unwilling to serve or is otherwise unavailable for election, and as a result another nominee is designated, the persons named in the enclosed proxy or their substitutes will have discretion and authority to vote or to refrain from voting for the other nominee in accordance with their judgment. The nominees for election as directors, together with certain information about them, are as follows:


                                   Director
              Name                  Since      Age                   Position(s)
-------------------------------   ---------   -----   -----------------------------------------
Frank P. Louchheim ............     1980       75     Founding Chairman

Richard J. Pinola .............     1989       53     Chairman of the Board of Directors and
                                                      Chief Executive Officer

Joseph T. Smith ...............     1991       63     Vice Chairman of the Board of Directors

John J. Gavin .................     1999       42     President and Chief Operating Officer

Larry A. Evans ................     1980       56     Executive Vice President and Founding
                                                      Principal

John R. Bourbeau ..............     1995       54     President of Right Associates(R) of the
                                                      Great Lakes Region, an Affiliate of the
                                                      Company

Raymond B. Langton ............     1995       54     President and Chief Executive Officer of
                                                      SKM Applied Technology Partners

Rebecca J. Maddox .............     1995       45     President of Capital Rose, Inc.

Catherine Y. Selleck ..........     1995       65     Business Consultant

Dr. Marti D. Smye .............     1996       48     Executive Vice President

Frederick R. Davidson .........     1997       62     Chairman of Davidson and Associates,
                                                      Pty. Ltd.

     Mr. Louchheim was one of the founders of the Company. From November 1980 until September 1987, he served as President, Chief Executive Officer and Chairman of the Board of Directors of the Company. He continued to serve as Chief Executive Officer and Chairman of the Board through December 1991. From January 1992 to December 1993, he served as the full-time Chairman of the Board of Directors. Effective January 1, 1994, Mr. Louchheim was appointed Founding Chairman and continues as a Director.

     Mr. Pinola was elected as a Director by the Board in October 1989. Mr. Pinola is a Certified Public Accountant and joined Penn Mutual Life Insurance Company in 1969. He was appointed President and Chief Operating Officer in 1988, which positions he held until his resignation in September 1991. Mr. Pinola was a financial consultant to various organizations from September 1991 until July 1992, at which time he was appointed President and Chief Executive Officer of the Company. Effective January 1, 1994, Mr. Pinola was appointed Chairman of the Board of Directors and continues as Chief Executive Officer. Mr. Pinola also serves as a director of two outside companies: Epitaxx and K-Tron International, a publicly held company.

     Mr. Smith joined the Penn Mutual Life Insurance Company in 1963. In 1976, he was promoted to Vice President of Administration and Human Resources, which position he held until his resignation in 1980. From 1981 to 1984, Mr. Smith worked as an independent consultant offering a range of consulting services to businesses. He joined the Company as a Senior Consultant in Professional Services in August 1984 and, from August 1988 until September 1992 held the position of Regional Managing Principal of the Company's Philadelphia office. Mr. Smith was elected as a Director in May 1991. From September 1992 through December 1993, Mr. Smith served as the Company's Chief Operating Officer. Effective January 1, 1994, Mr. Smith was appointed President in which capacity he served until December 1998. Effective January 1, 1999, Mr. Smith was appointed Vice Chairman of the Board of Directors.

     Mr. Gavin was employed at Arthur Andersen LLP in Philadelphia for 18 years in which he served as the partner in charge of the manufacturing/distribution industries. Mr. Gavin joined the Company in December 1996 as Executive Vice President. In this capacity, Mr. Gavin was responsible for the overall marketing strategy and business development activities for the Company's worldwide locations. Effective January 1, 1999, Mr. Gavin was appointed President and Chief Operating Officer of the Company. Also effective January 1, 1999, Mr. Gavin was elected a Director by the Board of Directors. Mr. Gavin is a member of the Board of Advisors for Temple University's Fox School of Business and he is a member of the Board of Trustees of the Eagle's Fly for Leukemia Foundation.

     Mr. Evans was professionally involved in the international finance and venture capital industries, prior to May 1978. From May 1978 to November 1980, Mr. Evans was employed as an independent outplacement consultant for Bernard Haldane Associates, Inc., reporting to Mr. Louchheim. Since November 1980, Mr. Evans has served as Executive Vice President and a Director of the Company. From January 1990 until May 1995, Mr. Evans served as Regional Managing Principal of several Company offices. In May 1995, Mr. Evans joined the Company's corporate office where he works together with the Company's regional offices in marketing to major national and international accounts. Mr. Evans serves on various boards of both non-profit organizations and community associations. He also holds directorships with Data Com International, a silicon chip manufacturing company, 4 Internet, an internet company, and Knite, Inc., an automotive components manufacturing company.

     Mr. Bourbeau founded Right Associates(R) of the Great Lakes Region, an Affiliate of the Company, in 1981, where he currently serves as the Regional Managing Principal and which has offices in Southfield, Grand Rapids, Kalamazoo, Lansing and Midland, Michigan, as well as Toledo, Ohio. Mr. Bourbeau also serves as a board member for both the State of Michigan Chamber of Commerce and Human Synergistics, Inc., and is a member of the Economic Club of Detroit.

     Mr. Langton became President of SKF Bearing Industries in July 1987, where he was responsible for the manufacture and original equipment sales of all SKF standard bearings in the U.S. Mr. Langton served as President and Chief Executive Officer of SKF USA Inc. until February 1997. Mr. Langton is currently the President and Chief Executive Officer of SKM Applied Technology Partners. Mr. Langton is on the Board of Directors of MSC Industrial Direct Co., Inc. and was formerly a member of the Regional Advisory Board of First Union Bank. He holds an MBA from the Wharton School, University of Pennsylvania.

     Ms. Maddox is President and Founder of Capital Rose, Inc., a strategic marketing firm which specializes in assisting Fortune 1000 companies capitalize on growth opportunities in the women's market. Ms. Maddox is a Certified Public Accountant, holds an MBA from Columbia University and is the author of Inc. Your Dreams. Ms. Maddox is also a member of the Regional Advisory Board of PNC Bank.

     Ms. Selleck spent many years with IBM, in various executive capacities. Subsequent to her positions with IBM, Ms. Selleck joined Metaphor, a software and services company, where she served as President and Chief Executive Officer. She is now an independent business consultant to information technology companies on a wide range of business issues. Ms. Selleck is a Trustee of Occidental College.

     Dr. Smye was a partner of the industrial psychology firm, Jackson Smith, from 1981 to 1989. In 1989 she founded the change leadership consulting firm, People Tech Consulting, Inc. ("People Tech"). People Tech was acquired by the Company in April 1996. In addition, she is the author of three books titled You Don't Change a Company by Memo: The Simple Truths About Managing Change, Corporate Abuse: How "Lean and Mean" Robs People and Profits and Is It Too Late to Runaway and Join the Circus? Dr. Smye also serves on various boards of both private companies and community associations, including the Harvard Business School Club of Toronto. In March 1999, Dr. Smye was elected an Executive Vice President of the Company by the Board of Directors.

     Mr. Davidson is the Chairman of Davidson and Associates, Pty. Ltd., an Asia-Pacific career transition firm of which the Company acquired a fifty-one percent interest during 1997. Mr. Davidson was elected a Director by the Board of Directors on July 24, 1997. Mr. Davidson has published numerous articles on career planning, termination practices and managing large scale staff reductions, and he is the author of The Art of Executive Firing and Handbook of Executive Survival. Mr. Davidson is the founding president of the Australian Association of Outplacement Consulting Firms.


Committees of the Board of Directors

     The Board of Directors has four committees: the Compensation and Options Committee, the Audit Committee, the Executive and Finance Committee and the Nominating Committee.

     The Compensation and Options Committee is comprised of Mr. Langton, Chairman, Ms. Maddox and Ms. Selleck. The Committee's principle duties involve reviewing proposals made by the Chief Executive Officer to grant stock options, evaluating the rationale and expected contributions of the grantees to the future results of the Company, ensuring that compensation is at market levels and is supportive of overall Company goals and objectives, and determining whether to approve grants with any modifications it deems appropriate. This Committee is also responsible for remuneration agreements with the Chief Executive Officer, the Vice Chairman, and the President/Chief Operating Officer.

     The Audit Committee is comprised of Ms. Selleck, Chairwoman, Mr. Bourbeau and Mr. Langton. Its principle function is to oversee the annual audit and financial reporting of the Company.

     Messrs. Pinola, Bourbeau, Louchheim, Smith, and Ms. Maddox serve on the Executive and Finance Committee, of which Mr. Pinola is the Chairman. This Committee assumes the responsibilities relating to director review of annual budgets and the overall financial performance of the Company.

     Messrs. Pinola, Louchheim, Evans, Langton, and Davidson serve on the Nominating Committee, of which Mr. Louchheim is the Chairman. The Committee recommends to the Board of Directors nominees for election or reelection as director at the next annual meeting of shareholders. The Nominating Committee will consider nominees recommended by shareholders, which nominations should be submitted in writing to the Nominating Committee on or before the date specified under "Shareholder Proposals" below in order to be considered for the next annual meeting. The Nominating Committee is under no obligation to recommend any persons identified by shareholders as nominees to the Board of Directors.

     During 1998, the Board of Directors met six times, the Compensation and Options Committee met seven times, two of which were special meetings, and the Audit Committee met three times. The Executive and Finance Committee and the Nominating Committee did not meet during 1998. Mr. Davidson and Dr. Smye attended fewer than 75% of all Board meetings that they were scheduled to attend during the year.


Certain Relationships and Related Party Transactions

     Right Associates(R) of the Great Lakes Region ("RAGLR"), the Affiliate owned by Mr. Bourbeau, received approximately $870,000 in fees from the Company during 1998 for services the Affiliate performed on behalf of the Company. RAGLR incurred approximately $2,533,000 in royalties and fees payable to the Company for services the Company performed during 1998 on behalf of RAGLR, including payments for reimbursable expenses and materials purchased by this Affiliate from the Company. The fees paid and received by RAGLR were in accordance with the Company's standard fee and royalty arrangement with all of the Company's franchisees under the Right Associates Affiliate Agreement.

           PROPOSAL TO AMEND THE RIGHT MANAGEMENT CONSULTANTS, INC.
                    1993 STOCK INCENTIVE PLAN (the "Plan")


     The Board of Directors believes the Company's stock option program is an effective means of attracting, motivating and retaining key personnel of the Company, and that the authorization of additional shares for the grant of options under the Plan will facilitate the achievement of the Plan's purpose. The current aggregate maximum number of shares of common stock for which options have been and may be granted pursuant to the Plan is 2,475,000. Currently, there are approximately 608,000 such shares available for grant. However, should the Company achieve target performance criteria for the years 1999 and 2000, it is expected that a majority of these shares will be awarded in late 1999 or early 2000.

     In order to provide for grants after 1999 and to have available shares in order to attract further key personnel, on March 25, 1999, the Board of Directors amended the Plan, subject to shareholder approval, to increase the aggregate maximum number of shares for which options may be granted under the Plan by 750,000 from 2,475,000 to 3,225,000. The number of shares available for grant was therefore increased from approximately 608,000 to approximately 1,358,000. In addition, to align the Plan's termination date with the Company's fiscal year end in 2003, the Board of Directors amended the Plan's termination date to December 31, 2003.


1. Summary of the Plan

     The key features of the Plan are as follows:

     (a) Eligibility. All employees, directors and managing principals are eligible to receive options under the Plan. Only employees (including employee-directors) are eligible to receive restricted stock under the Plan. Members of the committee administering the Plan (see "Administration" below) are ineligible to receive any awards under the Plan. Currently, there are approximately 980 persons eligible to receive awards under the Plan.

     (b) Grant. The Plan allows the Committee (as defined below) to grant singly, or in any combination, options and restricted stock as the Committee, in its sole discretion, may determine. Options may be in the form of Incentive Stock Options or Non-qualified Stock Options.

     (c) Shares Covered by the Plan. The maximum number of shares of common stock reserved for issuance under the Plan (the "Plan Shares"), as amended, is 3,225,000 (increased from the 2,475,000 share maximum prior to the amendment), subject to adjustment upon the occurrence of a stock dividend, stock split, recapitalization or certain other capital adjustments. If an option granted under the Plan expires or terminates without having been fully exercised for any reason or, generally, if restricted stock granted under the Plan is forfeited for any reason, the Plan Shares underlying the unexercised portion of such option or forfeited restricted stock, as the case may be, may again be the subject of one or more awards granted pursuant to the Plan. No more than 675,000 of the Plan Shares are available for award in the form of restricted stock. Prior to the date of this proxy, option grants have been made under the Plan to the following persons and groups (with the underlying share amounts immediately following each person or group): Richard J. Pinola, Chairman and Chief Executive Officer (630,625); Frank P. Louchheim, Founding Chairman (30,375); Joseph T. Smith, Vice Chairman (295,975); John J. Gavin, President and Chief Operating Officer (65,000); G. Lee Bohs, Executive Vice President and Chief Financial Officer (107,025); Larry A. Evans, Executive Vice President (19,125); Erik A. Dithmer, Executive Vice President (21,000); Marti D. Smye, Executive Vice President (15,000); all current executive officers as a group (1,294,375); all other employees as a group (583,971). As of March 18, 1999, the fair market value of a share of common stock of the Company was $15.75.

     (d) Administration. The Plan is administered by a committee composed of two or more of the Company's Directors (the "Committee"). Each member of the Committee is a non-employee director as such term is defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended and an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). Subject to the provisions of the Plan, the Committee is authorized to determine the participants to whom, and the times at which, awards under the Plan shall be granted. Furthermore, the Committee determines the type of award to be granted and the number of shares underlying options and/or amount of restricted stock (or any combination thereof) comprising such award. The Committee is authorized to determine other terms and conditions of awards which are not inconsistent with the Plan. Any awards granted pursuant to the Plan will be evidenced by an award document setting forth the terms of the award. Interpretation and construction by the Committee of any provision of the Plan or of any award document is final, binding and conclusive. The Board of Directors has appointed Raymond B. Langton, Rebecca J. Maddox and Catherine Y. Selleck to serve as the members of the Committee, until their resignation or removal from such Committee.

     (e) Term of the Plan. No award may be granted under the Plan, as amended, after December 31, 2003 (changed from the original termination date of October 27, 2002).

     (f) Option Provisions.

        (i) Exercise Price of Options under the Plan. The Committee determines for each option grant, the exercise price for the shares covered thereby (the "Option Shares"). The exercise price cannot be less than 85% of the fair market value of the Option Shares at the time of grant, provided that, with respect to all Incentive Stock Options, the exercise price may not be less than 100% of the fair market value of such shares on the date that the option is granted. In addition, if an Incentive Stock Option is granted to an optionee who then owns, directly or by attribution under Section 424(d) of the Code, shares of the Company's stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, the exercise price must be at least 110% of the fair market value of such shares on the date the option is granted.

        (ii) Payment. Payment for shares of common stock purchased upon exercise of options may be made in cash or by such other mode of payment as the Committee may approve.

       (iii) Restriction on Exercise. An option cannot be exercised before the later of six months from the date of grant or the expiration of any longer period prescribed by the Committee.

       (iv) Term of Options. The right of an optionee to exercise any part of an option granted pursuant to the Plan terminates on the first to occur of the following:

          (A) Ten years after the date of grant or expiration of the option terms specified in the option document;

          (B) If an Incentive Stock Option, five years from the date of grant if the optionee possesses more than 10% of the combined voting power of all classes of stock of the Company;

          (C) Expiration of one year from the date the optionee's employment or service terminates with the Company as a result of death or disability;

          (D) Expiration of three months from the date the optionee's employment or service with the Company terminates for any reason other than death, disability or those reasons specified in subsections (F) and
       (G) of this paragraph;

          (E) The date set by the Committee as an accelerated expiration of termination date (which can be no earlier than 30 days after notice of such date) in the event of a "Change of Control" (as defined in the
       Plan);

          (F) The date of a finding by the Committee that the optionee (a) became employed by a competitor without the consent of the Company or has become engaged in competition with the Company, (b) has been dishonest or fraudulent in any matter affecting the Company, (c) committed an act substantially detrimental to the interest of the Company or was terminated for reasons which constitute cause under applicable law, or (d) disclosed secret or confidential information of the Company; and

          (G) The date set by the Board as an accelerated expiration date in the event of the liquidation or dissolution of the Company.

In the event an optionee is found to have done anything described in clause
(F), in addition to immediate termination of the option, the optionee will automatically forfeit all Option Shares for which the Company has not yet delivered stock certificates, upon refund by the Company of the amounts paid for such Option Shares.

       (v) Transferability of Options. Options granted under the Plan are not transferable by the optionee except by will or laws of descent and distribution. However, a non-qualified stock option may be transferred pursuant to the terms of a "qualified domestic relations order" within the meaning of Sections 401(a)(13) and 414(p) of the Code or within the meaning of the Employee Retirement Income Security Act of 1974, as amended.

       (vi) Amendment of the Option Documents. The Committee may amend the provisions of option documents issued to an optionee, subject to the optionee's consent if the amendment is not favorable to the optionee. Consent of the optionee is not required for acceleration of the expiration date of an option granted under the Plan in the event of the dissolution or liquidation of the Company or by the occurrence of certain other corporate transactions.

     (g) Restricted Stock. The Plan authorizes the Committee to grant awards of restricted stock consisting of shares that may not be sold, transferred or otherwise disposed of by participants and which may be forfeited in the event of termination of employment or for other reasons as determined by the Committee prior to the end of a restriction period established by the Committee. The minimum restriction period that may be established by the Committee is six months from the grant of restricted stock. An award of restricted stock entitles a participant to all of the rights of a stockholder of the Company, including the right to vote and receive any dividends thereon unless otherwise determined by the Committee. The Committee, in its sole discretion, may permit or require the payment of any cash dividends on restricted stock to be deferred and, if the Committee so determines, reinvested in additional restricted stock or other investment vehicles. An award of restricted stock may contain other restrictions or limitations at the discretion of the Committee. Unless otherwise provided by the Committee at the time of grant or otherwise, upon termination of employment for any reason during a restriction period, all shares of restricted stock still subject to restriction will be forfeited by the participant. At the expiration of each applicable restriction period, the Company will release to the participant certificates for the restricted stock as to which any applicable restrictions and conditions have been satisfied.

     (h) Amendments of the Plan. The Board of Directors or its executive committee in its discretion, may amend the Plan from time to time but may not, without obtaining shareholder approval within twelve months before or after such action, change the class of the individuals eligible to receive an Incentive Stock Option or increase the maximum number of Plan Shares (other than as a result of an adjustment in the event of a stock dividend, stock split, recapitalization or certain other capital adjustments), or make any other change or amendment as to which shareholder approval is required in order to satisfy the conditions set forth in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended. No amendment to the Plan shall adversely affect any outstanding option or restricted stock, without the consent of the optionee or the holder of restricted stock, as the case may be. Subject to the provisions of the Plan, the Board of Directors may authorize adjustments to options granted under the Plan with respect to the number of shares subject to the options, option price, term and any restrictions. Such adjustments may be accomplished by cancellation of outstanding options and subsequent granting of options. The Board of Directors may not reduce the exercise price of outstanding options other than for adjustments in the Company's capitalization without first obtaining shareholder approval.

     (i) Change of Control. In the event of a Change of Control of the Company (as defined in the Plan), all options previously granted become immediately exercisable, and the Compensation Committee may take whatever other action with respect to the outstanding options and restricted stock it deems necessary or desirable.


2. Federal Income Tax Matters

     The following discussion is intended to point out the general principles of current federal income tax law applicable to the options and restricted stock.

     (a) Incentive Stock Options.

     Incentive Stock Options granted under the Plan are intended to qualify for the favorable federal income tax treatment currently accorded "Incentive Stock Options" as defined under Section 422 of the Code.

     Under the Code, generally no federal income tax is imposed at the time an Incentive Stock Option is granted or exercised. While ordinarily no income is required to be recognized at the time an Incentive Stock Option is exercised, it should be noted that, for purposes of the alternative minimum tax, an Incentive Stock Option is treated as a Non-Qualified Stock Option. Accordingly, the excess of the fair market value of the shares of stock subject to the Incentive Stock Option, determined at the time of exercise, over the exercise price constitutes ordinary income for purposes of the alternative minimum tax. If an optionee disposes of stock acquired pursuant to the exercise of an Incentive Stock Option within the same taxable year as the exercise of such option, then the amount of ordinary income recognized for alternative minimum tax purposes is the lesser of (i) the excess of the fair market value of the shares over the exercise price at the time the option is exercised, and (ii) the excess of the amount realized on the sale of such stock by the optionee over the exercise price. Accordingly, the exercise of an Incentive Stock Option by an optionee may cause the optionee to incur some alternative minimum tax. For purposes of the alternative minimum tax, the basis of stock acquired through the exercise of any Incentive Stock Option is equal to the fair market value taken into account in determining the amount of ordinary income recognized for alternative minimum tax purposes.

     If the shares of stock acquired upon the exercise of an Incentive Stock Option are not disposed of (i) within two years after the date of the grant of the Incentive Stock Option, or (ii) within one year after the exercise of the Incentive Stock Option, then, generally, any gain realized upon the sale or other disposition of such shares will be treated as long-term capital gain. These holding periods are not applicable to Incentive Stock Options exercised after the death of an optionee by his estate or a person who acquired the right to exercise such Incentive Stock Option by reason of the death of the optionee.

     The optionee's tax basis, in shares of stock acquired upon the exercise of an Incentive Stock Option, in the event that the entire exercise price is paid in cash, is equal to the exercise price paid. In a case where the optionee pays all or a portion of the exercise price in the form of shares of stock of the Company already owned by him or her, in general, (i) the optionee will not recognize any gain (or loss) with respect to the already-owned shares, but the amount of the gain, if any, which is not so recognized will be excluded from the optionee's bases in the new shares received, and (ii) the new shares received will have a holding period that includes the holding period of the already-owned shares. In the event the already-owned shares used to acquire new shares were acquired pursuant to the exercise of an Incentive Stock Option, the optionee will be treated as having made a Disqualifying Disposition (as defined below) of the already-owned shares if the holding period requirements have not been satisfied.

     In the event an optionee sells or otherwise disposes of shares of stock acquired upon the exercise of an Incentive Stock Option before the expiration of two years after the grant of the Incentive Stock Option or before the expiration of one year after the exercise of the Incentive Stock Option (a "Disqualifying Disposition"), the lesser of (i) the excess of the fair market value of the shares of stock at the time the Incentive Stock Option was exercised over the exercise price of such shares, and (ii) the excess of the amount realized upon such Disqualifying Disposition over the exercise price, is treated as ordinary income at the time of the sale or other disposition. Any gain upon a Disqualifying Disposition which is not treated as ordinary income will be treated as long-term capital gain if the shares of stock have been held for a period of more than one year prior to such disposition. The Company generally is entitled to a tax deduction equal to the amount of ordinary income, if any, recognized by the optionee upon a Disqualifying Disposition.

     (b) Non-Qualified Stock Options.

     Non-qualified Stock Options granted under the Plan will not qualify for the favorable federal income tax treatment accorded Incentive Stock Options. Generally, an optionee should not recognize any income for federal income tax purposes at the time of the grant of a Non-qualified Stock Option under the Plan. Upon the exercise of a Non-qualified Stock Option, the excess of the fair market value of the shares of stock acquired pursuant to such exercise, determined at the time of the exercise, over the exercise price, constitutes ordinary income to the optionee. The Company generally is entitled to a corresponding income tax deduction for the taxable year in which the optionee is required to recognize such ordinary income.

     Optionees who are subject to the short-swing profits rules of Section 16(b) of the Securities Exchange Act of 1934, as amended ("Section 16(b)"), unless they elect within 30 days of exercising a Non-qualified Stock Option to be taxed as of the time of such exercise (on the basis of the fair market value of the stock at the time of such exercise), are permitted to defer the recognition of gain from the exercise until the earlier of (i) the expiration of the six-month period described in such sales, and (ii) the first day on which the sale of such stock at a profit will not subject such optionee to suit under Section 16(b).

     (c) Restricted Stock.

     Generally, a participant who receives a grant of restricted stock will recognize ordinary income with respect to such stock in the year or years in which such stock ceases to be subject to forfeiture. The amount of ordinary income recognized will be equal to the fair market value of the restricted stock on the date it ceases to be subject to forfeiture. Notwithstanding the general rule, a participant who receives restricted stock which is subject to forfeiture may elect, within 30 days of the issuance of such stock, to include in his or her taxable income for the year of issuance an amount equal to the fair market value of such restricted stock at the date of such issuance. If a participant makes this election, no additional ordinary income is required to be recognized at the time the risk of forfeiture for such restricted stock lapses. However, in the event that such participant actually forfeits the stock, such participant may not deduct the amount previously included in income pursuant to the election. Any dividends paid to a participant on restricted stock prior to the lapse of the risk of forfeiture will be treated as ordinary income.

     The Company will be entitled to a deduction with respect to a restricted stock award in the year in which ordinary income is recognized by the participant on account of such award. Such deduction will be equal to the amount of ordinary income recognized by the participant with respect to such restricted stock.

     (d) Relevance of Distinction Between Capital Gains and Ordinary Income.

     Currently, the maximum rate of tax imposed on ordinary income is 39.6% and the maximum marginal rate of tax imposed on long-term capital gains is 28%. In addition to this difference in tax rates, the distinction between capital gains and ordinary income is relevant for a number of reasons, including the fact that capital losses only are deductible against capital gains and a limited amount ($3,000) of ordinary income.

     The above description is a partial summary of material provisions of the 1993 Stock Incentive Plan and is qualified in its entirety by reference to the 1993 Stock Incentive Plan, a copy of which will be sent without charge prior to the Meeting to any shareholder requesting it from the Secretary of the Company.

     The affirmative vote of the holders of a majority of the Company's Common Stock present at the meeting in person or by proxy is required to approve the amendment to the Plan adopted by the Board as described above. THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL OF THE ADOPTION OF THE AMENDMENT TO THE 1993 STOCK INCENTIVE PLAN.


            PROPOSAL TO AMEND THE RIGHT MANAGEMENT CONSULTANTS, INC.
                       1996 EMPLOYEE STOCK PURCHASE PLAN

     On March 28, 1996, the Board of Directors of the Company adopted the Right Management Consultants, Inc. 1996 Employee Stock Purchase Plan (the "ESPP") and reserved 150,000 shares of authorized common stock of the Company for issuance under the ESPP. The shareholders of the Company approved the ESPP at the 1996 Annual Meeting of Shareholders on May 9, 1996. As adopted, the ESPP had a duration of five years, subject to earlier termination by the Board of Directors, and permitted employees to purchase Company Common Stock through payroll deductions during twenty consecutive quarterly offerings, beginning July 1, 1996. Eligible employees on each offering date were able to purchase full shares through payroll deductions of up to 10% of quarterly compensation and the shares would be bought at a price which is 85% of the average market price on the applicable calendar-quarterly period, but in no event could more than $25,000 worth of common stock be purchased in a calendar year.

     On March 25, 1999 the Board of Directors amended the ESPP. In summary, the amendment (i) increased the number of shares of Common Stock of the Company to be reserved for granting thereunder by 150,000 shares, (ii) changed the persons eligible to purchase shares under the ESPP; and (iii) changed the ESPP's termination date to December 31, 2003, to align it with the end of the Company's fiscal year in 2003.

     Number of Shares under the ESPP. As of March 24, 1999, 61,865 shares were available for purchase under the ESPP. During 1998, a total of 36,151 shares were purchased under the ESPP. Management estimates that approximately 60,000 shares will be purchased under the ESPP during 1999. In order to have sufficient shares available for purchase during the period ending December 31, 2003, the Board of Directors amended the ESPP on March 25, 1999 to add 150,000 shares of Common Stock to the ESPP, subject to the Shareholders' approval of such amendment.

     Eligibility. As adopted in 1996, all employees of the Company or its subsidiaries were eligible to participate in the ESPP, except an employee who owns 5% or more of the stock of the Company or any subsidiary, or an employee subject to the reporting requirements under Section 16 of the Securities Exchange Act of 1934, as amended ("Act"). In addition, only employees who had completed one year of service were eligible to participate in the ESPP. Following the adoption of the ESPP, the Securities and Exchange Commission adopted a new Rule 16b-3 under the Act that generally exempts the purchase of shares from an employee stock purchase plan from the coverage of Section 16 of the Act. The Board of Directors, following a recommendation of its Compensation and Options Committee, on March 25, 1999 amended the ESPP, subject to shareholder approval, to permit employees subject to Section 16 of the Act to participate in the ESPP. The Board of Directors further amended the ESPP, subject to shareholder approval, to reduce the service requirement from one year to one-half year.

     Termination Date. The Termination Date of the ESPP as adopted in 1996 was June 30, 2001. To align the Termination Date with the fiscal year end of the Company's fiscal year in 2003, the Board of Directors amended the ESPP's termination date to December 31, 2003.

     The affirmative vote of the holders of a majority of the Company's Common Stock present at the meeting in person or by proxy is required to approve the amendment to the ESPP adopted by the Board as described above. THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL OF THE ADOPTION OF THE AMENDMENT TO THE 1996 EMPLOYEE STOCK PURCHASE PLAN.

                            EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table summarizes the compensation of the Chief Executive Officer and the four other most highly compensated executive officers for 1998 (the "named officers"), as well as the compensation paid to each such individual for 1996 and 1997.

                                  Annual Compensation                               Long Term Compensation
                      --------------------------------------------   ----------------------------------------------------
                                                                                            Common
                                                                        Restricted          Stock
                                                                           Stock          Underlying        All Other
        Name           Year         Salary             Bonus          Awards ($) (1)     Options (#)     Compensation (2)
-------------------   ------   ---------------   -----------------   ----------------   -------------   -----------------
Richard J. Pinola     1998         $500,000           $881,000(3)        $     --           25,000           $90,300
Chairman of the       1997          500,000                 --                 --           42,300            52,375
Board and CEO         1996          450,000            337,500            120,900           61,425            65,438

Joseph T. Smith       1998         $325,000           $373,750           $     --           15,000           $53,688
Vice Chairman of      1997          325,000                 --                 --           26,100            34,875
the Board             1996          300,000            195,000             74,400           40,500            43,313

Erik A. Dithmer       1998         $210,000           $341,438           $     --            4,500           $ 3,750
EVP -- Northeast      1997          184,300             67,619                 --            5,250             2,375
Group                 1996          175,000             52,543(4)              --            4,500             3,563

John J. Gavin         1998         $325,000           $208,000           $     --           10,000           $ 3,750
President and COO     1997          325,000                 --                 --               --                --
                      1996           21,667(5)              --                 --           20,000                --

Dr. Marti D. Smye     1998         $221,493           $258,267           $     --            3,000           $    --
Executive Vice        1997          240,000             64,000(6)              --               --                --
President             1996          200,000(7)              --                 --            9,000                --

------------
(1) Mr. Pinola and Mr. Smith held restricted shares of 7,800 and 4,800 respectively, with year-end 1998 values of approximately $115,000 and $71,000, respectively. The amount reflected above as compensation for 1996 was calculated by applying the closing price of the Company's Common Stock on the NASDAQ National Market System (the "NASDAQ") on the date of the grant ($15.50 for 1996) to the number of restricted shares awarded. The Company has never paid any dividends on its stock and currently expects that all of its earnings will be retained and reinvested in the Company's business. These restricted shares were distributed at the beginning of 1996 and are subject to the attainment of a minimum three year cumulative earnings per share ("EPS") level. If the Company does not meet its minimum cumulative EPS target, then the restricted shares will be forfeited by the recipient. Otherwise the restrictions will lapse at the beginning of the fourth year after grant upon the attainment of the minimum EPS levels with increasing increments calculated (upon achievement of increasing EPS levels) up to 100% of such restricted stock subject to the calculation of the final cumulative EPS for the deferred periods. Based on the final three year cumulative EPS results from 1996 to 1998, the restricted shares awarded in the beginning of 1996 were forfeited by the recipient back to the Company during 1999.

(2) Includes amounts paid, payable or accrued in connection with retirement. Such amounts consist of contributions and allocations relating to qualified and non-qualified defined contribution plans. Matching contributions to the qualified defined contribution plans vest at a rate of 33 1/3% per year from the date of hire. Contributions to the non-qualified plans vest according to the terms in each officer's respective employment agreement. See "Employment Agreements."

(3) For his performance during 1998, Mr. Pinola was awarded 7,000 shares of the Company's Common Stock, issued effective January 1, 1999. At January 1, 1999, the stock award had a fair market value of $99,750, calculated by applying the closing price of the Company's Common Stock on the NASDAQ on the next business day after the effective date of the award ($14.25 on January 4, 1999). The fair market value of this stock award is included above with Mr. Pinola's bonus in 1998.

(4) Mr. Dithmer's bonus for 1996 includes $30,171 in sales commissions in addition to his incentive bonus.

(5) Mr. Gavin joined the Company in December 1996. His 1996 salary was prorated based on length of service.

(6) Dr. Smye's bonus during 1997 was the result of the Company's People Tech line of business achieving internal revenue goals.

(7) Dr. Smye joined the Company in March 1996. Her 1996 salary was prorated based on length of service.

Stock Option Grants


     The table below shows option grants in 1998 to the named officers.

                                                                                                 Potential Realizable Value
                                                                                                 at Assumed Annual Rates of
                                                                                                  Stock Price Appreciation
                                                                                                             for
                                                   Individual Grants                                  Option Term (2)
                         ----------------------------------------------------------------------  --------------------------
                               Number of          % of Total Options
                           Underlying Options    Granted to Employees    Exercise    Expiration
          Name            Granted in 1998 (1)           in 1998            Price        Date          5%           10%
-----------------------  ---------------------  ----------------------  ----------  -----------  -----------  -------------
Richard J. Pinola .....         25,000                  16.2%             $ 13.25      6/30/08     $465,943     $1,510,473
Joseph T. Smith .......         15,000                   9.7%             $ 13.25      6/30/08      279,566        906,284
John J. Gavin .........         10,000                   6.5%             $ 13.25      6/30/08      186,377        604,189
Erik A. Dithmer .......          4,500                   2.9%             $ 13.25      6/30/08       83,870        271,885
Dr. Marti D. Smye .....          3,000                   1.9%             $ 13.25      6/30/08       55,913        181,257

------------
(1) All of the grants detailed above were made on July 1, 1998 in connection with the Company achieving its mid-year EPS target. The first one-third of each grant becomes exercisable on July 1, 1999. All options vest on a cumulative basis, one-third each year. All options were granted at an exercise price equal to the closing price of the Company's Common Stock on the NASDAQ as of the date of grant. If a change in control (as defined in the 1993 Stock Incentive Plan pursuant to which the options were granted) were to occur before the expiration date, these options would vest and become exercisable immediately.

(2) The potential realizable values are based on an assumption that the stock price of the Company's Common Stock will appreciate at the annual rate shown (compounded annually) from the date of grant until the end of the option term. These values do not take into account amounts required to be paid as income taxes under the Internal Revenue Code and any applicable state laws or option provisions providing for termination of an option following termination of employment, non-transferability or vesting over a three year period. These amounts are calculated based on the requirements promulgated by the SEC and do not reflect the Company's estimate of future stock price growth of the shares of the Company's Common Stock.

Option Exercises and Year-end Option Value

     The table below shows information concerning the exercise of stock options during 1998 by each of the named officers and the year-end value of the in-the-money unexercised options.

                                                                     Number of Securities             Value of Unexercised
                                                                    Underlying Unexercised            In-the-Money Options
                                                                   Options at 12/31/98 (#)             at 12/31/98 ($) (1)
                                                               --------------------------------  -------------------------------
                               Shares Acqd.         Value
                             on Exercise (#)    Realized ($)    Exercisable    Non-exercisable    Exercisable    Non-exercisable
                            -----------------  --------------  -------------  -----------------  -------------  ----------------
Richard J. Pinola ........       78,750           $333,506        364,050          73,675           $710,580         $    --
Joseph T. Smith ..........       33,750            269,494        148,200          45,900            415,463              --
John J. Gavin ............           --                 --         13,333          16,667                 --          15,000
Erik A. Dithmer ..........           --                 --          6,250           9,500             14,620          17,750
Dr. Marti D. Smye ........           --                 --          6,000           6,000                 --           4,500

------------
(1) Based on the closing price ($14.75) on the NASDAQ on December 31, 1998.

Employment Agreements and Change in Control Agreements

     Effective January 1, 1999, the Company and Mr. Pinola entered into an amendment to Mr. Pinola's Employment Agreement, dated December 12, 1995 and expired December 31, 1998. Pursuant to the amendment, the term of Mr. Pinola's employment with the Company was extended for a three year period from January 1, 1999 to December 31, 2001 and his base salary was increased to $530,000 per annum.

     Under Mr. Pinola's amended agreement, the Company will pay to Mr. Pinola annually as incentive compensation a cash bonus based on the Company's financial performance for that year in such amounts, if any, as are determined by the Company's Board of Directors or its Compensation and Options Committee. Mr. Pinola is also entitled to participate in and receive the benefits of any profit sharing, retirement plans and insurance programs made available to other similarly situated employees of the Company.

     The amended agreement also entitles Mr. Pinola to participate in a deferred compensation plan to which 5% of his compensation, including base salary and bonuses, is credited annually. Mr. Pinola's deferred compensation account balance vests at the rate of 10% per year, beginning at age 47. The account balance is payable as a life annuity (based on specified mortality tables) in equal monthly installments with interest on the unpaid balance upon his termination of service with the Company (except for death or if he is discharged for cause) on or after age 62, subject to earlier payment in the event of death or disability prior to termination of service, termination by the Company without cause and under certain circumstances relating to a change in control of the Company. In the event there is a change in control of the Company, as defined in his agreement, the Company shall establish a trust and shall, from time to time, transfer into such trust sufficient assets to meet the Company's obligation to pay the deferred compensation benefits to Mr. Pinola and his beneficiaries. Also, if Mr. Pinola's employment is terminated within two years after the change in control, he shall be entitled to begin receiving this deferred compensation benefits as if he had reached his normal retirement date prior to such termination.

     Mr. Pinola's employment agreement is renewable for successive one year terms unless either party gives the other party written notice of non-renewal at least 120 days prior to the expiration of the then current term. Notwithstanding the foregoing, Mr. Pinola's employment with the Company will not be renewed under this agreement on or after December 31 of the calendar year in which he reaches sixty-five years of age. In the event that Mr. Pinola's employment is terminated by the Company without cause, his employment will not be renewed at the end of the term of his employment agreement, or if Mr. Pinola terminates his employment as a result of various reasons specified in the agreement, he will be entitled to severance compensation equal to the greater of $530,000 or his total salary and cash bonus paid during the 12 month period immediately preceding the termination. This amount will be payable over the longer of the remaining term of the agreement or 12 months from the date of termination. Upon certain changes in control (as defined in the agreement) of the Company, Mr. Pinola may, upon written notice given to the Company within 60 days thereafter, elect to either (a) continue his employment with the Company for a period equal to the greater of the then current term or a period which expires two years after the date of the change in control or (b) terminate this employment and receive severance compensation. If Mr. Pinola elects to continue to be employed by the Company, the annual compensation payable to him shall not be less than the greater of the total amount of the base salary and cash bonus paid to him during the 12 months immediately preceding the change in control or $530,000.

     Effective January 1, 1999, the Company and Mr. Smith entered into an amendment to Mr. Smith's Employment Agreement, dated December 12, 1995 and expired December 31, 1998. The terms of the amended agreement are substantially the same as those of Mr. Pinola's agreement except that Mr. Smith's base salary is increased to $350,000 per annum and any component of his compensation determined by his base salary is based upon his salary of $350,000. Under Mr. Smith's amended agreement, Mr. Smith is also entitled to participate in a deferred compensation plan with substantially the same terms as outlined above for Mr. Pinola, except that Mr. Smith vests in his plan at the rate of 20% per year, beginning at age 61.

     Effective January 1, 1999, the Company entered into an Employment Agreement with Mr. Gavin having an initial term expiring December 31, 2001. The terms of Mr. Gavin's agreement are substantially the same as those of Mr. Pinola's and Mr. Smith's amended agreements, except that Mr. Gavin's initial base salary is $350,000, and any component of his compensation determined by his initial base salary is based upon his salary of $350,000. Mr. Gavin is also entitled to participate in a deferred compensation plan with substantially the same terms as outlined above for Mr. Smith.

     To enhance the loyalty of, and assist in the retention of key members of the Company's management, the Board of Directors adopted in February 1997 a policy to provide for the potential payment of severance to all Executive Vice Presidents in the event of a change in control of the Company. Under this policy, the Executive Vice Presidents would be entitled to a severance payment payable over two years if their employment was involuntarily terminated within eighteen months of a change in control. The total amount payable annually would not be less than the greater of : (1) the total amount of base salary and incentive payments paid during the calendar year immediately preceding the change in control; or (2) the annualized amount of the Executive Vice President's then current salary as of the date of the change of control if the respective Executive Vice President did not work the full calendar year immediately preceding the change in control. Under this policy, a change in control includes the sale of a controlling interest in the Company's Common Stock, the sale of all or substantially all of the Company's assets, or a merger or consolidation where the surviving entity is not controlled by the present management of the Company.

     Pursuant to the Company's Affiliate Agreements, the Affiliates may have a right of first refusal to purchase shares of the Company's Common Stock in case of certain proposed sales or exchanges of the Company's Common Stock. Under the terms of the Affiliate Agreements, in the event that 51% or more of the Common Stock of the Company is proposed to be sold by one or more stockholders of the Company in a single transaction (exclusive of a corporate merger or consolidation in which the Company is not the surviving party and transactions in which the common stock of another company is exchanged for the Common Stock of the Company), the Affiliates may have a right of first refusal to acquire the Common Stock of the Company being sold under the same terms as the proposed transaction.


Compensation of Directors

     For 1998, the Company paid all directors who were not Company officers or employees $17,000 per year as a director's fee, plus $750 for each Board of Directors meeting attended and $750 for each Committee meeting attended plus reasonable out-of-pocket expenses for attending such meetings. The Company also paid the Audit Committee Chairman and the Compensation and Options Committee Chairman $1,500 and $2,500 respectively, per year.

     In addition, pursuant to the Company's 1995 Directors' Stock Option Plan, each director who was not a Company officer or employee received a grant of 4,500 options on December 31, 1998. The first one-third of such options become exercisable on December 31, 1999. The options vest on a cumulative basis, one-third each year and they expire on December 31, 2003. These options were granted at an exercise price equal to the then current closing price of the Company's Common Stock on the NASDAQ as of the date of grant of $14.75.

                   COMPENSATION AND OPTIONS COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

     The Compensation and Options Committee of the Board of Directors (within this report, the "Committee") is comprised of non-employee directors of the Company listed in this report. The Committee is responsible for overseeing management's recommendations on the Company's executive compensation and stock option proposals, policies, and programs. In addition, the Committee recommends to the Board of Directors, on an annual basis, the compensation to be paid to the Chief Executive Officer ("CEO").


Compensation Philosophy

     This report reflects the Company's compensation philosophy as adopted by the Committee and endorsed by the Board of Directors. The Company's executive compensation programs are intended to provide its executives and managing principals with competitive market salaries and the opportunity to earn incentive compensation related to performance expectations identified by management. The broad objectives of the Company's executive compensation program, as developed by the Committee and subject to periodic review, are to:

     (1) Support and reinforce the Company's business strategy and link pay to shareholder value;

     (2) Align compensation with the goals and key performance measures of the business;

     (3) Attract and retain high quality executives and managing principals;
         and

     (4) Reward such employees for superior performance, as measured by financial results and key strategic achievements.

     A significant portion of executive pay is variable, uncapped, and is tied to improvement in EPS and, in the case of group executives and regional managing principals, to their region's and group's operating performance. This policy reflects management's belief that continuous improvement in EPS and growth in group revenue and operating income directly contributes toward creating shareholder value through the potential of increasing the Company's stock price.

Pay Positioning

     The Committee's executive compensation program is constructed to provide an opportunity for compensation, through the three components described below (base salaries, annual incentive compensation and long-term incentives), to vary with performance relative to a peer group of professional services companies. Competitive levels of pay for purposes of compensation comparison are provided periodically by Company staff and by compensation consultants' published surveys, and by the review of comparable public companies' executive compensation disclosures in their annual proxy statements. The primary companies used in the compensation comparison are other publicly held consulting and service firms, although privately-held professional services companies of similar size are also considered in determining pay level opportunity.

Pay Mix and Measurement For Executives

     The compensation of executives currently includes base salary, annual incentive compensation and stock option awards. The Committee considers the total compensation of each of the named officers and the other executives in reviewing each element of compensation. In general, the proportion of an executive's incentive compensation increases with the executive's level of responsibility. Executives also receive various benefits, including life, medical, and disability insurance, similar to those generally available to all employees of the Company.

Base Salaries

     The Committee, based on management's recommendations, seeks to set base salaries for the Company's executives at levels that are competitive for executives with comparable roles and responsibilities within other comparison companies. The Company maintains an executive salary administration program which uses ongoing internal and periodic external comparisons to set salary ranges at or around the median levels of the comparison companies.

     Individual executive salaries are reviewed annually. Annual salary adjustments are determined by a subjective evaluation of: (1) the position's responsibilities, (2) competitive market rates, (3) strategic importance of the position, and (4) individual performance and contributions. The annual salaries for executives (other than the CEO, whose salary is evaluated by the Committee with the Board of Directors) are approved by the Committee following a review with the CEO and Chief Operating Officer ("COO").


Annual Incentive Compensation

     The Committee administers an annual cash incentive plan for executives. The annual cash incentive plan reflects the Company's belief that executives' contributions to shareholder value come from maximizing earnings and the annual incentive payments to executives are made upon the achievement of annual corporate financial objectives (expressed as a post-incentive EPS goal) that reflect targeted annual growth. Individual award targets are established at the beginning of the year and are based on an individual's position and contribution to the Company results. Increased awards are made for achievement that is significantly above target levels. The Company exceeded its 1998 EPS target which resulted in corporate executive officers receiving an incentive award greater than their target amount. In addition, each executive is measured annually against qualitative criteria selected to provide incentives for performance towards strategic Company initiatives. Achievement or failure to achieve these criteria as recommended by the Company's CEO and COO may increase or decrease the individual's annual incentive amount by up to 20%. The Board of Directors and the Committee review similar criteria for the Company's CEO and COO with the ability to increase or decrease the individual's annual incentive compensation by up to 20% for achievement or failure to achieve these goals. For 1998, no adjustment was made to incentive pay for any executive of the Company.


     In addition to the incentive to achieve the EPS goal, certain executives and managing principals responsible for individual region and/or group performance are rewarded in part based on the achievement of regional and/or group revenue and income targets. No awards are made unless a threshold regional and/or group revenue target level is achieved that generally reflects growth over the prior year.


Long-term Incentives ("LTI")

     The Company provides executives with the opportunity to earn annual stock options in order to retain and motivate them to improve long-term stock values. Annual grants of stock options are made to executives based on a market analysis of LTI levels within a peer group of companies. The annual grants are intended to reflect the individuals' respective responsibilities, as well as the actual and expected contribution of the individuals to the Company's long-term success.

     Stock options are granted only if the Company achieves its annual EPS target and, in the case of managing principals, the individual meets their sales target and their group achieves its operating income target for the preceding year. Grants vest in equal amounts over a three year period and are exercisable over a ten year period. The Committee reviews and establishes the grants for all executive officers.

     The Company exceeded its EPS target for 1998 and each group met their respective income targets, accordingly, stock options were granted to all eligible employees, including managing principals who met their individual regional sales targets.


Retirement Compensation

     The intent of the Committee's retirement compensation policy is to provide employees and executives with certain tax-qualified retirement benefits. The Company maintains a defined contribution savings plan available to substantially all employees, including executives, under Section 401(K) of the Internal Revenue Code. Under this plan, the Company contributes 25% of the participating employee's contribution. Employee contributions are generally limited to 10% of their compensation, subject to Internal Revenue Code limitations. The Company also provides discretionary contributions if the Company meets or exceeds the EPS target. A discretionary contribution of an additional 12.5% of the participating employee's contribution was made for 1998 as the Company exceeded its EPS target.

     In addition, the Company provides a non-qualified creditor exempt salary savings plan to eligible employees to help them save for retirement. Under the plan, participants may contribute an elected percentage of their annual cash compensation.


Section 162 (m)

     Section 162(m) of the Internal Revenue Code of 1986, as amended ("Section 162(m)") generally imposes a $1,000,000 limit on the amount of compensation deductible by the Company that it pays to certain executive officers except for qualified "performance-based compensation." Compensation attributable to options granted under the various stock option plans currently in effect are expected to qualify for deductibility under Section 162(m). The Committee monitors the effect of Section 162(m) on the deductibility of such compensation paid by the Company and intends to optimize the deductibility of such compensation to the extent deductibility is consistent with the objectives of the executive compensation program. The Committee, however, intends to weigh the benefits of full deductibility with the objectives of the executive compensation program and, if the Committee believes to do so is in the best interests of the Company and its shareholders, will make compensation arrangements that may not be fully deductible due to Section 162(m).

     During 1998, the provisions of Section 162(m) did not cause any compensation paid by the Company to be non-deductible.


Chief Executive Officer Compensation

     The principles guiding compensation for the Company's CEO are substantially the same as those set forth for other executives as previously described in this report. During 1998, the Company's most highly compensated officer was Richard J. Pinola, Chairman of the Board and CEO. Mr. Pinola's performance was reviewed by the Committee which made recommendations to the Board regarding his annual cash compensation (salary plus annual incentive) and approved his long-term incentive awards.

     In accordance with Mr. Pinola's Employment Agreement noted previously in this report, Mr. Pinola's annual base salary during 1998 was $500,000. Mr. Pinola received additional compensation based on the Company exceeding targeted 1998 results. Mr. Pinola's annual base salary will be $530,000 during 1999.

                           Compensation and Options Committee
                           Raymond B. Langton, Chairman
                           Rebecca J. Maddox
                           Catherine Y. Selleck


Compensation Committee Interlocks and Insider Participation in Compensation

     Mr. Pinola, the Company's Chief Executive Officer and Chairman, makes general recommendations to and reviews with the Compensation and Options Committee the compensation of the Company's executive officers, other than his own. This information is carefully considered by the Committee. Except for the foregoing, during 1998, there were no interlocking relationships between any executive officers of the Company and any entity whose directors or executive officers serve on the Board of Directors' Compensation and Options Committee, nor did any current or past officers of the Company serve on the Compensation and Options Committee. Except as discussed in the section "Certain Relationships and Related Party Transactions" with respect to the transactions with RAGLR, the franchise owned by Mr. Bourbeau, no member of any committee in 1998 had any relationship with the Company other than as a director and member of such committee.

                           COMMON STOCK PERFORMANCE

     Set forth below are two line graphs. The first line graph compares for the period December 31, 1993 through December 31, 1998, the cumulative total return on the Company's Common Stock, based on the market price of the Common Stock with the cumulative total return (assuming dividend reinvestment) of common stock listed on the Russell 2000 Index, and the common stock issued by companies with SIC Code: 8742, Management Consulting Services Index ("SIC Code Index"). While the SIC Code Index was selected primarily because it is representative of the Company's professional service business, the Russell 2000 Index was selected because it represents a comparable market capitalization. The indices utilized in this line graph differ from those utilized in the Company's previous fiscal year, which is presented in the second line graph below. The Company believes that the SIC Code Index and the Russell 2000 Index compare more effectively with the Company based on the aforementioned selection criteria.

     The second line graph compares for the period December 31, 1993 through December 31, 1998, the cumulative total return on the Company's Common Stock, based on the market price of the Common Stock with the cumulative total return (assuming dividend reinvestment) of common stock listed on the NASDAQ, and the common stock issued by companies in a peer group selected by the Company. The peer group consists of the following companies: Robert Half International, Inc., Staff Builders, Inc., First Health Group, Corp., Information Resources, Inc., and National Tech Team, Inc. The companies included in the peer group were selected primarily because they were publicly-held, professional service firms with international operations, had revenues similar to those of the Company and were in favorable financial condition.


      COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN AMONG RIGHT MANAGEMENT
            CONSULTANTS, INC., SIC CODE INDEX AND RUSSELL 2000 INDEX


                               [GRAPHIC OMITTED]

      COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN AMONG RIGHT MANAGEMENT
           CONSULTANTS, INC., PEER GROUP INDEX AND NASDAQ MARKET INDEX



                               [GRAPHIC OMITTED]


                  RATIFICATION OF APPOINTMENT OF INDEPENDENT
                              PUBLIC ACCOUNTANTS


     Subject to the shareholders' ratification, the Board of Directors has appointed the firm of Arthur Andersen LLP, which served as the Company's independent public accountants for the last fiscal year, to serve as the Company's independent public accountants for the current fiscal year. If the shareholders do not ratify this appointment by the affirmative vote of a majority of shares present in person or represented by proxy at the Meeting, other independent accountants will be considered by the Board of Directors upon recommendation of the Audit Committee.

     A representative of Arthur Andersen LLP is expected to be present at the Meeting and will have the opportunity to make a statement if he desires to do so. The representative is also expected to be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT PUBLIC ACCOUNTANTS.


                                OTHER BUSINESS

     The Board of Directors does not know of any further business to be presented at the Meeting. However, should any other matter requiring a vote the shareholders arise, the persons appointed by the enclosed proxy intend to vote on those matters in accordance with their judgment as to the best interests of the Company.


                             SHAREHOLDER PROPOSALS

     Proposals of shareholders intended to be presented at the Annual Meeting of Shareholders in 2000 must be received by the Company by December 3, 1999 in order to be considered for inclusion in the Company's proxy statement and form of proxy relating to that meeting. At the 2000 Annual Meeting of Shareholders, Management of the Company will have discretionary authority to act upon such matters as may be brought before the meeting or any adjournment thereof as to which written notice was not received by the Company on or before February 21, 2000.


                            SOLICITATION OF PROXIES

     The accompanying form of proxy is being solicited on behalf of the Board of Directors of the Company. The expense of solicitation of proxies for the Meeting will be paid by the Company. In addition to the mailing of the proxy material, the Company may solicit proxies in person or by telephone or telegraph by directors, officers or regular employees of the Company or its subsidiaries.


                          ANNUAL REPORT ON FORM 10-K

     The Company will provide without charge to each person solicited by this proxy statement, on the written request of any such person, a copy of the Company's Annual Report on Form 10-K as filed with the SEC for its most recent fiscal year, including the financial statements and the financial statement schedules required to be filed with the SEC. Such written request should be directed to Ms. Kimberly A. Fisher, Senior Financial Reporting Associate, at the address of the Company appearing on the first page of this proxy statement.

     The Board of Directors urges shareholders to attend the Meeting. Whether or not you plan to attend the Meeting, shareholders are asked to complete, date, sign and return the enclosed proxy promptly in the accompanying envelope. Shareholders who attend the Meeting may vote their shares personally even though they have sent in their proxies.

                                          By Order of the Board of Directors



                                          /s/ G. Lee Bohs
                                          -----------------------------------
                                          G. Lee Bohs
                                          Secretary

                      RIGHT MANAGEMENT CONSULTANTS, INC.
                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
                 Annual Meeting of Shareholders -- May 6, 1999

     The undersigned shareholder of RIGHT MANAGEMENT CONSULTANTS, INC. (the "Company"), revoking all previous proxies, hereby constitutes and appoints RICHARD J. PINOLA and JOSEPH T. SMITH, and each of them acting as individually, as the attorney and proxy of the undersigned, with full power of substitution, for and in the name and stead of the undersigned, to attend the Annual Meeting of Shareholders of the Company (the "Meeting") to be held on Thursday, May 6, 1999, at 10:00 A.M. at the Company's headquarters, 1818 Market Street, 33rd Floor, Philadelphia, Pennsylvania, and to vote all shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present at the Meeting, and at any adjournment or postponement thereof;
provided that said proxies are authorized and directed to vote as indicated
with respect to the following matters:
     1. / / FOR all nominees for director named below.
        / / WITHHOLD AUTHORITY to vote for all nominees for director named below.
        / / FOR all of the nominees for director named below, except WITHHOLD
            AUTHORITY to vote for the nominee(s) whose name(s) is (are) lined through.
            Nominees: FRANK P. LOUCHHEIM, RICHARD J. PINOLA, JOSEPH T. SMITH, JOHN J. GAVIN, LARRY A. EVANS, JOHN R. BOURBEAU, RAYMOND B. LANGTON, REBECCA J. MADDOX, CATHERINE Y. SELLECK, MARTI D. SMYE, and FREDERICK R. DAVIDSON
     2. / / FOR    the amendment of the Right Management Consultants, Inc. 1993
                   Stock Incentive Plan.
        / / AGAINST
        / / ABSTAIN
     3. / / FOR    the amendment of the Right Management Consultants, Inc. 1996
                   Employee Stock Purchase Plan.
        / / AGAINST
        / / ABSTAIN
     4. / / FOR    the ratification of the Selection by the Board of Directors of Arthur Andersen LLP, as the Company's independent public
        / / AGAINST accountants for the current fiscal year.
        / / ABSTAIN
     5. In their discretion, the proxies will vote on such other business as may properly come before the meeting.

     This Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholders. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE NOMINEES FOR DIRECTOR AND "FOR" PROPOSAL 2, 3 and 4 REFERRED TO IN THIS PROXY. This proxy also delegates discretionary authority to vote with respect to any other business which may properly come before the Meeting or any adjournment or postponement thereof.
     THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE ANNUAL REPORT, NOTICE OF SAID MEETING AND THE PROXY STATEMENT FURNISHED IN CONNECTION THEREWITH. The undersigned also hereby ratifies all that the said attorneys and proxies may do by virtue hereof and hereby confirms that this proxy shall be valid and may be voted whether or not the shareholder's name is signed as set forth below or a seal is affixed or the description, authority or capacity of the person signing is given or other defect of signature exists.

                                           NOTE: PLEASE MARK, DATE AND SIGN THIS
                                           PROXY CARD AND RETURN IT IN THE
                                           ENCLOSED ENVELOPE. Please sign this
                                           proxy exactly as name appears in
                                           address below. If shares are
                                           registered in more than one name, all
                                           owners should sign. If signing in a
                                           fiduciary or representative capacity,
                                           such as attorney-in-fact, executor,
                                           administrator, trustee or guardian,
                                           please give full title and attach
                                           evidence of authority. Corporations
                                           please sign with full corporate name
                                           by a duly authorized officer and
                                           affix the corporate seal.


                                           Dated: ----------------------, 1999

                                           ---------------------------- (SEAL)
                                           (Shareholder's Signature)

                                           ---------------------------- (SEAL)
                                           (Shareholder's Signature)